                                                                  EXHIBIT (c)(1)



VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS

     At the close of business on March 10, 1998, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding 85,169,892 shares of the Company's common stock, par value $.05 per share ("Common Stock"), excluding Common Stock held by the Company, each share being entitled to one vote upon each of the matters to be voted upon at the meeting. There are no other voting securities outstanding.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum (42,584,947 shares) at the meeting, the meeting may be adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote is required for the election of directors, meaning that the 12 nominees with the largest number of affirmative votes will be elected as directors. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for the approval to amend the 1994 Incentive Plan. Any other matter that may come before the meeting shall be adopted if the votes cast for such matter exceed the votes cast against. Under Delaware law and under the Company's Restated Certificate of Incorporation, each share of Common Stock entitles a stockholder to one vote.

     In certain circumstances, a stockholder will be considered to be present at the meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but abstains from voting on a matter or when shares are represented at the meeting by a proxy conferring authority to vote only on certain matters, as in the case of broker non-votes.

     In connection with the approval of the amendment of the 1994 Incentive Plan, abstentions will be treated as negative votes and, therefore, will affect the outcome of such votes. In conformity with the Company's Bylaws, shares abstaining from voting on any other matter or not voted on certain matters coming before the meeting, including broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

     The table below sets forth certain information as of March 10, 1998, regarding the beneficial ownership of the Common Stock, excluding Common Stock held by the Company, by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director of the Company, (iii) the five executive officers of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group:


                                                               AMOUNT AND      PERCENTAGE OF
                                                               NATURE OF         SHARES OF
                                                               BENEFICIAL      COMMON STOCK
                            NAME                              OWNERSHIP(1)      OUTSTANDING
                            ----                              ------------     -------------
Petroleum Associates, L.P.(2)...............................   21,833,334          25.6%
KKR Partners II, L.P.(2)....................................
     9 West 57th Street
     New York, New York 10019
GSB Investment Management, Inc.(3)..........................    4,424,912           5.2%
     301 Commerce Street
     Fort Worth, Texas 76102
Robert L. Barry, Director (4)...............................       12,000             *
Glenn A. Cox, Director(4)(5)................................       27,000             *
Edward A. Gilhuly, Director(2)..............................            0            --
James H. Greene, Jr., Director(2)...........................            0            --
Henry R. Kravis, Director(2)................................            0            --
Michael W. Michelson, Director(2)...........................            0            --
Wylie B. Pieper, Director (4)...............................       13,000             *
Stanley P. Porter, Director(4)..............................       20,000             *
George R. Roberts, Director(2)..............................            0            --
Richard R. Shinn, Director(4)...............................       22,000             *
Sellers Stough, Director(4).................................       21,000             *
John L. Whitmire(4)(6)(7)...................................      227,888             *
  Chairman of the Board and Chief Executive Officer
William M. Krips, Senior Vice President(4)(6)...............      205,451             *
Arthur W. Peabody, Jr., Senior Vice President(4)(6).........      269,590             *
Newton W. Wilson, III, Regional Vice President(4)(6)........      139,891             *
Larry D. Kalmbach(4)(6).....................................       91,928             *
  Vice President and Chief Financial Officer
All executive officers and directors as a group, including
  the above (group equals 23 persons)(4)(6)(8)..............    1,419,473           1.7%

---------------

 *   Less than 1%.

(1)  Beneficial ownership of Common Stock, except as noted.

(2) KKR Associates is the sole general partner of each of Petroleum Associates, L.P. ("Petroleum Associates") and KKR Partners II, L.P. (collectively, the "KKR Partnerships") and possesses sole voting and investment power with respect to the 21,833,334 shares owned by such stockholders. KKR Associates is a limited partnership of which Henry R. Kravis, George R. Roberts, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Robert I. MacDonnell, Paul E. Raether, Michael
     T. Tokarz, Perry Golkin, Clifton S. Robbins and Scott Stuart are the general partners and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates. None of the aforementioned individuals beneficially owns any other shares of Common Stock.

                                         (Footnotes continued on following page)

     Petroleum Associates made its investment in the Company in 1985. The limited partnership agreement pursuant to which Petroleum Associates was organized expired on December 31, 1997 in accordance with the terms of the limited partnership agreement. The terminated Petroleum Associates partnership continues to be in existence for a winding-up period after such date. The limited partnership agreement provides that, in connection with the dissolution and winding up of Petroleum Associates, KKR Associates has the sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreement) and the manner of the disposition of the Common Stock of the Company owned by Petroleum Associates, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of Petroleum Associates or a combination of the foregoing. If shares of the Company's Common Stock are distributed to the limited partners of Petroleum Associates, each limited partner will thereafter have sole discretion with respect to its Common Stock. In addition, pursuant to the limited partnership agreement, Petroleum Associates will distribute to KKR Associates for its own account, concurrently with any sales of shares owned by Petroleum Associates, cash and/or shares of Common Stock that together have a fair market value equal to approximately 20% of the profits realized with respect to the shares sold and distributed. The Company has agreed that, upon request of the KKR Partnerships, the Company will register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws the sale of the Company's Common Stock owned by the KKR Partnerships as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts.

     The KKR Partnerships currently own approximately 25.6% of the issued and outstanding shares of Common Stock of the Company, excluding shares held by the Company. As a result, the KKR Partnerships and their general partners may be able to exercise substantial influence over the Company, through their representation on the Board and by reason of their significant voting power with respect to the election of directors and actions submitted to a vote of stockholders. See also "Compensation Committee Interlocks and Insider Participation."

(3) GSB Investment Management, Inc. is a registered investment advisor that pursuant to a Schedule 13G dated February 10, 1998 reported such shares.

(4) Includes the following shares issuable upon the exercise of outstanding or issuable stock options that are exercisable within 60 days after March 10, 1998: (i) 17,000 for each of Messrs. Cox, Porter, Shinn and Stough; (ii) 8,000 for Messrs. Pieper and Barry; (iii) 142,500 for Mr. Whitmire; 172,894 for Mr. Krips; 168,694 for Mr. Peabody; 129,293 for Mr. Wilson; 75,026 for Mr. Kalmbach; and (iv) 1,049,931 for all executive officers and directors as a group.

(5) Voting and investment power are shared with Veronica Cox with respect to 10,000 shares, all of which are held in the Glenn A. Cox Trust, UTA.

(6) Shares held by executive officers in the Company's Savings Plan for Salaried Employees are included in the table.

(7) Voting and investment power are shared with Virginia Whitmire with respect to 9,700 shares, all of which are held in the Virginia Kempton Whitmire Revocable Trust dated September 7, 1995.

(8) As of March 10, 1998, the executive officers of the Company include the five executive officers named in the Summary Compensation Table and the other officers listed as Executive Officers. See "Executive Officers."

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Two of the current members of the Compensation Committee, Mr. Michelson and Mr. Gilhuly, are affiliates of KKR and the KKR Partnerships. The KKR Partnerships collectively own approximately 25.6% of the Company's outstanding Common Stock. In connection with the 1985 Stock Acquisition, the Company agreed to pay each of KKR and Allied a fee for financial advisory services of $250,000 per year, increasing at a compounded rate of 10% per annum. The Company is obligated to continue to pay this annual advisory service fee to KKR until KKR or its affiliates own less than 20% of the number of shares of Common Stock outstanding. During 1997, KKR was paid $748,943 for such financial advisory services pursuant to this Consulting Agreement. See "Voting Securities and Certain Beneficial Owners."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries in the years 1995 to 1997.

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                                            NUMBER OF
                                            ANNUAL COMPENSATION             SECURITIES
                                   -------------------------------------    UNDERLYING
         NAME AND                                         OTHER ANNUAL     OPTIONS/SARS      ALL OTHER
    PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   COMPENSATION(2)    GRANTED(3)    COMPENSATION(4)
    ------------------      ----   --------   --------   ---------------   ------------   ---------------

John L. Whitmire..........  1997   $600,000   $600,000            --         175,000          $48,000
  Chairman of the Board and 1996   $586,957   $565,500      $577,873(5)      345,000          $28,000
  Chief Executive Officer

William M. Krips..........  1997   $324,000   $198,500            --          61,000          $25,920
  Senior Vice President     1996   $314,667   $205,300            --          39,100          $25,173
                            1995   $305,000   $193,000            --          39,100          $24,400

Arthur W. Peabody, Jr.....  1997   $320,500   $198,500            --          61,000          $25,640
  Senior Vice President     1996   $310,000   $205,300            --          39,100          $24,800
                            1995   $296,250   $193,000            --          39,100          $23,700

Newton W. Wilson, III.....  1997   $304,000   $197,100            --          41,000          $24,320
  Regional Vice President   1996   $294,667   $170,000            --          31,600          $23,574
                            1995   $285,000   $170,000            --          31,600          $22,800

Larry D. Kalmbach.........  1997   $272,000   $169,300            --          37,000          $21,760
  Vice President and        1996   $267,000   $154,900            --          31,600          $21,360
  Chief Financial Officer   1995   $255,833   $150,000            --          31,600          $16,400

---------------

(1) Includes compensation under the Company's Incentive Compensation Plan (the "Incentive Compensation Plan"), which program is under the 1994 Incentive Plan and provides cash awards for executive officers and employees of the Company. For a description of the Incentive Compensation Plan, see "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation." Awards are paid currently in a lump sum or may be deferred pursuant to the Deferred Plan. No incentive compensation accrued in 1997, 1996 or 1995 was deferred by any of the executive officers to later years, except for the Chief Executive Officer who deferred 100% of his 1997 award into restricted shares of Common Stock under the Deferred Plan.

(2) During each of the three years ended December 31, 1995, 1996 and 1997, perquisites for each individual named in the Summary Compensation Table, other than Mr. Whitmire in 1996, aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Each option granted included an equal number of stock appreciation rights ("SARs").

(4) Information in this column includes amounts contributed by the Company under the Company's Savings Plan for Salaried Employees (the "Savings Plan") and Supplemental Non-Qualified Savings Plan for Executive Employees (the "Supplemental Savings Plan"). The Company's matching contributions to the Savings Plan for 1997 were in the respective amounts of: $9,500.00 for Mr. Whitmire, $9,500.00 for Mr. Krips, $9,500.00 for Mr. Peabody, $8,486.64 for Mr. Wilson, and $9,500.00 for Mr. Kalmbach. The Company's matching contributions to the Supplemental Savings Plan for 1997 were in the respective
                                         (Footnotes continued on following page)
    amounts of: $38,500.00 for Mr. Whitmire, $16,420.00 for Mr. Krips, $16,140.01 for Mr. Peabody, $15,833.36 for Mr. Wilson, and $12,259.97 for
    Mr. Kalmbach.

(5) Includes certain amounts in connection with Mr. Whitmire's employment in January 1996, including the purchase of Mr. Whitmire's home in Bartlesville, Oklahoma at its appraised value of $388,000 and special payment of $170,000 related to relocation to Houston, Texas by the Company.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning the grant of stock options and tandem SARs under the Company's 1994 Incentive Plan to the executive officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1997


                                                           INDIVIDUAL GRANTS
                                  --------------------------------------------------------------------
                                                 PERCENT GRANT
                                                   REPRESENTS
                                   NUMBER OF        OF TOTAL
                                   SECURITIES     OPTIONS/SARS
                                   UNDERLYING    GRANTED TO ALL                            GRANT DATE
                                  OPTIONS/SARS    EMPLOYEES IN    EXERCISE   EXPIRATION     PRESENT
                                   GRANTED(1)         1997        PRICE(2)      DATE        VALUE(3)
                                  ------------   --------------   --------   ----------   ------------

John L. Whitmire................    175,000          10.8%        $23.0312   10/22/2007   1,304,662.73
William M. Krips................     61,000           3.8%        $23.0312   10/22/2007     454,768.15
Arthur W. Peabody, Jr...........     61,000           3.8%        $23.0312   10/22/2007     454,768.15
Newton W. Wilson, III...........     41,000           2.5%        $23.0312   10/22/2007     305,663.84
Larry D. Kalmbach...............     37,000           2.3%        $23.0312   10/22/2007     275,842.98

---------------

(1) A total of 1,613,200 options were granted on October 23, 1997. Options were received by all U.S.-based employees, with 539,000 options (57,103 of which were ISOs) being granted to the executive officers and 1,074,200 options being granted to 513 other employees. The options become exercisable for 25% of the shares after the expiration of one year from the date of grant, 50% after the expiration of two years, 75% after the expiration of three years and in full after the expiration of four years. Options are granted for a term of ten years, subject to termination between 90 days to three years following termination of employment. Each option vests in full upon death, disability, normal retirement, voluntary resignation for the purpose of accepting employment with Virginia Indonesia Company, involuntary termination of an executive officer, or a change in control (generally defined as liquidation or dissolution of the Company or acquisition of 50% or more of the Company's voting stock or 75% or more of the Company's assets, other than such a transaction with the KKR Partnerships, but not a merger or consolidation unless the Board determines by a majority vote that such transaction is a change in control). Upon the occurrence of a change-in-control event, including specified sales of Common Stock by the KKR Partnerships, the options held by executive officers are automatically exchanged for cash equal to the difference in the value of the Common Stock and the option exercise price subject to certain provisions in the 1994 Incentive Plan. In addition, each option to executive officers is accompanied by an equivalent number of SARs. The SARs allow the optionee, subject to certain restrictions, to surrender his option in return for a payment in cash or shares of Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares of Common Stock represented by the option over the option price thereof. The SARs are subject to the same vesting, expiration and termination provisions as the related option. Options are not transferable, except transfers (other than ISOs) by officers to family members, family entities or private foundations. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation" and Appendix A.
                                         (Footnotes continued on following page)

(2) The options other than ISOs contain an "early payment provision" whereby the Board, the Compensation Committee or the Section 16 Committee may authorize the Company to make a cash payment, equal to the difference in the market value of a share of Common Stock on the date of payment and the exercise price, to the holder of the option and adjust the exercise price of the option to the then market price of the Common Stock.

(3) To calculate the present value of option/SAR grants in 1997, the Company has used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of 25.45%, calculated using monthly stock prices for the three years prior to the grant date, (ii) an interest rate of 6.0%, (iii) a dividend yield of 1.03% and (iv) an option exercise term of 5.5 years. This value has been adjusted to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission (the "SEC") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SARs during 1997 and unexercised options and SARs held as of the end of 1997, which include grants made under the Company's 1985 and 1992 Stock Option Plans and the 1994 Incentive Plan.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1997

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER OF                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SECURITIES                        OPTIONS/SARS HELD AT          OPTIONS/SARS HELD AT
                           UNDERLYING                        1997 FISCAL YEAR-END         1997 FISCAL YEAR-END(2)
                          OPTIONS/SARS       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISED     REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ------------   --------------   -----------   -------------   -----------   -------------

John L. Whitmire........          0       $         0       142,500        377,500       $158,203       $158,203
William M. Krips........     31,330       $262,388.75       172,894        126,450       $502,257       $ 71,174
Arthur W. Peabody,
  Jr....................     23,800       $229,075.00       192,494        126,450       $684,519       $ 71,174
Newton W. Wilson, III...     19,330       $166,117.21       138,958         93,900       $426,438       $ 57,522
Larry D. Kalmbach.......          0       $         0        75,026         85,275       $163,409       $ 52,157

---------------

(1) Market value of the Company's Common Stock at the time of exercise, minus the exercise price, multiplied by the number of shares underlying the options or SARs exercised.

(2) Value calculated by subtracting the exercise price from the market value of the Company's Common Stock on December 31, 1997, which was $20.71875 based on the average of the high and low sales price on December 31, 1997 on the New York Stock Exchange, multiplied by the number of shares underlying the unexercised options or SARs.

PENSION BENEFITS

     Certain employees of the Company, including each of its executive officers, are participants in the Company's Salaried Employees' Pension Plan (the "Pension Plan"). The table below illustrates the annual straight-life annuity benefits payable to an employee under the Pension Plan as if the employee were age 65 in 1997.

                         ESTIMATED ANNUAL PENSION BENEFIT FOR YEARS OF CREDITED SERVICE INDICATED
                       -----------------------------------------------------------------------------
       AVERAGE            5        10        15        20        25        30        35        40
     ANNUAL PAY         YEARS     YEARS     YEARS     YEARS     YEARS     YEARS     YEARS     YEARS
     ----------        -------   -------   -------   -------   -------   -------   -------   -------

$ 300,000............   24,600    49,200    73,800    98,400   123,000   147,600   172,200   196,800
   400,000...........   32,800    65,600    98,400   131,200   164,000   196,800   229,600   262,400
   500,000...........   41,000    82,000   123,000   164,000   205,000   246,000   287,000   328,000
   600,000...........   49,200    98,400   147,600   196,800   246,000   295,200   344,400   393,600
   700,000...........   57,400   114,800   172,200   229,600   287,000   244,400   401,800   459,200
   800,000...........   65,600   131,200   196,800   262,400   328,000   393,600   459,200   524,800
   900,000...........   73,800   147,600   221,400   295,200   369,000   442,800   516,600   590,400
 1,000,000...........   82,000   164,000   246,000   328,000   410,000   492,000   574,000   656,000
 1,100,000...........   90,200   180,400   270,600   360,800   451,000   541,200   631,400   721,600
 1,200,000...........   98,400   196,800   295,200   393,600   492,000   590,400   688,800   787,200
 1,300,000...........  106,600   213,200   319,800   426,400   533,000   639,600   746,200   852,800
 1,400,000...........  114,800   229,600   344,400   459,200   574,000   688,800   803,600   918,400
 1,500,000...........  123,000   246,000   369,000   492,000   615,000   738,000   861,000   984,000


     The Pension Plan is a noncontributory, tax-qualified plan and provides that the normal retirement age is 65. The benefits listed in the table above are not subject to any reduction for Social Security benefits or, with respect to the executive officers named in the Summary Compensation Table, for other offset amounts. The amount of pension payable at normal or later retirement under the Pension Plan is based on an employee's years of credited service and the employee's average pay (including salary, Incentive Compensation Plan payments that are not deferred, elective deferrals made under the Company's Savings Plan or Section 125 cafeteria plans, and severance pay (excluding officers), but excluding amounts deferred under a deferred compensation plan, income from an exercise of a stock option or SAR and certain other fringe benefits as specified in the Pension Plan) during the most highly paid five consecutive years of the employee's last ten years of employment. An employee who was employed by the Company on or after April 29, 1990, may elect to receive a lump sum payment at retirement in lieu of a pension.

     The Code places certain maximum limitations on the amount of benefits that may be payable under tax-qualified plans, such as the Pension Plan. Any excess over such maximum limitation calculated in accordance with the provisions of the Pension Plan will be paid separately by the Company through one or more unfunded excess benefit plans. Such excess benefit plans also provide benefits to certain employees in excess of those provided under the Pension Plan, based upon deferred compensation, severance pay and certain additional service that is not taken into account under the Pension Plan and to the extent the formula in effect for the Pension Plan prior to 1989 would produce a larger benefit than the current formula. Such additional benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989 and a special supplemental benefit to Mr. Whitmire. In 1988, the Company adopted a trust pursuant to which the Company may, at its discretion, including in the event of a change of control, contribute amounts to the trust to provide for all or part of the benefits the Company is obligated to pay pursuant to the excess benefit plans. Any assets placed in the trust will remain subject to the general unsecured creditors of the Company.

     At December 31, 1997, the following individuals had the number of years of credited service indicated: Mr. Whitmire, 1; Mr. Krips, 33; Mr. Peabody, 16; Mr. Wilson, 12; and Mr. Kalmbach, 23. Mr. Whitmire is also entitled to receive a special supplemental benefit to ensure that he receives compensation for any loss of total pension benefit as a result of his retirement from his previous employer. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors -- Chief Executive Officer Compensation."

EXECUTIVE SEVERANCE PLAN

     The Company's Executive Severance Plan provides for certain salary and other severance benefits to certain of the Company's employees, including each of the Company's executive officers, if the employee's employment with the Company is terminated under certain circumstances following a change of control (as defined therein) of the Company. For purposes of the Executive Severance Plan, the acquisition by affiliates of KKR of approximately 50% of the Common Stock from Allied (the "1985 Stock Acquisition") constituted a change of control of the Company. The period following such change of control through the later of March 31, 1999, or 24 months after a change of control is referred to as the "Protected Period." Since benefits are payable if employment with the Company is terminated during the Protected Period, benefits could be required to be paid in the future to employees who are covered by the Executive Severance Plan. The Executive Severance Plan does not restrict the termination of a participant's employment, and no benefits are payable if the participant voluntarily terminates his or her employment, accepts employment with the purchaser of assets from the Company, or receives a comparable offer of employment (as defined in the plan) by the purchaser of assets from the Company. Certain offers of continued employment either at lower compensation or that require a participant to change his or her work site are deemed involuntary terminations of employment. If a change of control occurs, certain reductions in benefits and changes in an employee's responsibilities are also deemed involuntary terminations of employment.

     After a review of a July 31, 1997 report from Towers Perrin, an independent consultant, and recommendations made by Towers Perrin based on such report, the Board approved amendments to the Executive Severance Plan at its September 1997 meeting. Such report contained a summary of typical industry change of control agreements based on a survey of over one hundred companies and of energy industry peer group (including companies in the Dow Jones Secondary Oil Index) change of control agreements. Such amendments include, among other matters, an expansion of the number of persons eligible for the plan including officers and certain key employees, an increase in the amount of benefits in the event of a change of control after September 5, 1997, an increase in the number of years of credited service for pension and excess benefit plans, the addition of a savings plan match, an excise tax gross-up in the event of a change of control and the "golden parachute" provision of the Code applies and outplacement services.

     A participant in the Executive Severance Plan who is involuntarily terminated other than for gross cause during the Protected Period is now entitled to receive his or her base salary together with incentive compensation payments for a period of not less than 24, nor greater than 36 months, as specified in the Executive Severance Plan as to such participant, or 36 months in the event a change of control occurs after September 5, 1997. Payments under the Executive Severance Plan will not continue, however, past the month in which the participant attains age 65. Also, an employee who is so terminated is entitled to have the months of payments credited toward calculation of benefits payable under the excess benefit plans. Under the Executive Severance Plan, Messrs. Whitmire, Krips and Peabody are entitled to 36 months of benefits, and Messrs. Wilson and Kalmbach are entitled to 24 months of benefits, except in the event of a change of control, Messrs. Wilson and Kalmbach are entitled to 36 months of benefits. See "Description of Certain Employment Agreements and Changes of Employment Arrangements." A participant entitled to Executive Severance Plan benefits is also entitled to receive a payment equal to 24% of his or her base salary, which is equivalent to three years of a Company match under the Company's Savings Plan at 8% a year, the continuation of certain basic life and medical insurance coverage and outplacement services. In the event any payments made under the Executive Severance Plan result in the imposition of excise tax under the "golden parachute" provision of the Code, such payments are grossed up so that the participant receives the net amount he or she is otherwise entitled to under the plan. An employee who either becomes entitled to salary and benefit continuation pursuant to the Executive Severance Plan after a change of control or who was receiving benefits pursuant to the Executive Severance Plan on the date of such change of control is entitled to receive in a lump sum any cash benefits which he or she is entitled to receive or which remain to be paid as of the change of control. Assuming that Messrs. Whitmire, Krips, Peabody, Wilson and Kalmbach were entitled to receive payments as of December 31, 1997, such payments would total $3,204,000, $1,535,760, $1,535,760, $1,395,360 and $1,248,480, respectively.

     The Company may generally terminate the Executive Severance Plan, but no termination of the Plan is permitted prior to the later of March 31, 1999, or 24 months after a change of control. In addition, no termination may adversely affect the rights of participants already receiving benefits at the time of termination.

DESCRIPTION OF CERTAIN EMPLOYMENT AGREEMENTS AND CHANGES OF EMPLOYMENT ARRANGEMENTS

     In connection with the 1985 Stock Acquisition by affiliates of KKR of approximately 50% of the Company's stock from Allied, the Company summarized in letter agreements its existing understandings with certain officers, including the executive officers named in the Summary Compensation Table, except Mr. Whitmire, regarding compensation and benefits. In all cases, these letter agreements provide for employment at will, which may be terminated by the Company or such officers at any time, with or without cause. The compensation and benefits summarized in the letter agreements are consistent with the Compensation and Benefits Agreement among the Company, Allied and affiliates of KKR, which was executed in connection with the 1985 Stock Acquisition, in part as an inducement for employees to continue employment with the Company. Such letter agreements have not been formally amended since the original date of the agreements to reflect changes made in benefits resulting from promotions and increased or changed job responsibilities.

     Currently, each of Messrs. Whitmire, Krips, Peabody, Wilson and Kalmbach has an annual incentive compensation (bonus), as determined by the Compensation Committee, and each is covered by the Executive Severance Plan, 1985 and 1992 Stock Option Plans (other than Mr. Whitmire), 1994 Incentive Plan, Deferred Plan, Pension Plan, Savings Plan, Supplemental Savings Plan and supplemental executive retirement plans. See "Executive Compensation and Other
Information -- Executive Severance Plan" and "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation."

                                                                      APPENDIX A

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                              1994 INCENTIVE PLAN
                           (AS AMENDED AND RESTATED)

SECTION 1. Purpose of the Plan.

     The Union Texas Petroleum Holdings, Inc. 1994 Incentive Plan (the "Plan") is intended to promote the interests of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), by encouraging employees of the Company, its subsidiaries and affiliated entities, and non-employee directors of the Company to acquire or increase their equity interest in the Company and to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its shareholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the program, growth and profitability of the Company.

SECTION 2. Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Performance Award, Stock Compensation Award, Deferred Shares, Bonus Shares, Other Stock-Based or Cash Award.

          "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          "Board" shall mean the Board of Directors of the Company.

          "Bonus Shares" shall mean an award of Shares granted pursuant to
     Section 6(e) of the Plan.

          "Cash Award" shall mean an award payable in cash granted pursuant to
     Section 6(g) of the Plan.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

          "Committee" shall mean the Organization and Compensation Committee of the Board.

          "Covered Employees" shall have the meaning specified in Section 162(m)(3) of the Code.

          "Deferred Shares" shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to
     Section 6(f) of the Plan.

          "Disability" shall mean (i) with respect to an Employee, becoming permanently disabled under the standards of the Company's or Affiliate's long-term disability program as determined by the Committee or (ii) with respect to an Eligible Director, inability to perform duties and services as a director of the Company by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Committee can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

          "Eligible Director" shall mean a director of the Company who is not
     (i) an Employee or (ii) a general partner, limited partner or employee of Kohlberg Kravis Roberts & Co.

          "Employee" shall mean any employee of the Company or of any Affiliate.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean the fair market value of the property or other item being valued, as determined by the Committee. With respect to Shares, if the Shares are traded on a national stock exchange, the fair market value of a Share on a particular date shall be equal to the average of the reported high and low sales prices of the Share on such exchange on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Share are so reported. If the Shares are publicly traded but are not traded on a national stock exchange at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the closing bid and asked price of the Share on the most recent date the Shares were publicly traded. In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

          "Incentive Stock Option" or "ISO" shall mean an option granted under
     Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.

          "Non-Qualified Stock Option" or "NQO" shall mean an option granted under Sections 6(a) or 6(h) of the Plan that is not intended to be an Incentive Stock Option.

          "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          "Other Stock-Based Award" shall mean any right granted under Section 6(g) of the Plan.

          "Participant" shall mean any individual granted an Award under the Plan. Any other provisions hereof to the contrary notwithstanding, no Eligible Director may receive benefits under this Plan except for Non-Qualified Stock Options as provided in Section 6(h).

          "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

          "Restricted Period" shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

          "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(c) of the Plan.

          "Retirement" shall mean (i) with respect to an Employee, retirement as determined by the Committee, and (ii) with respect to an Eligible Director, termination of service as a director or honorary director, after at least five (5) years of continuous service.

          "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "Section 16 Committee" shall mean a committee consisting of two or more members of the Board, each of whom satisfy the requirements of the definition of a "non-employee director" under Rule 16b-3.

          "Shares" or "Common Shares" or "Common Stock" shall mean the common stock of the Company, $0.05 par value, and such other securities or property as may become the subject of Awards or become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          "Stock Appreciation Right" or "Right" shall mean any right to receive the appreciation of Shares granted under Section 6(b) of the Plan.

          "Stock Compensation" shall mean any right granted under Section 6(e) of the Plan.

          "Substitute Award" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines.

SECTION 3. Administration.

     The Plan shall be administered by the Committee, which Committee shall consist of at least two members. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee. The provisions of this Section 3 with respect to decisions made by, and authority of, the Committee shall be subject to the controlling provisions of Section 6(h). Notwithstanding the foregoing, the Section 16 Committee shall have full power and authority to take any of the actions described in clauses (i) through (ix) above and any other action necessary or desirable to ensure compliance with the requirements of, and to provide the exemption of transactions under the Plan pursuant to, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and further, to ensure compliance with the requirements of Section 162(m) of the Code and the rules and regulations promulgated thereunder, to the extent Awards are intended to qualify thereunder. References in the Plan to the "Committee" shall mean the "Section 16 Committee" when it is necessary or desirable that such action be taken by the Section 16 Committee and not by the Committee to satisfy such objectives.

SECTION 4. Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 8,000,000. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, to the extent permissible under Rule 16b-3, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards (other than an Incentive Stock Option) under the Plan shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3. Notwithstanding the foregoing, no more than 2,400,000 Shares available for Awards shall be issued as Restricted Stock.

     (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted,
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options and Awards intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422(b)(1) of the Code or would cause such Award to fail to so qualify under Section 162(m) of the Code, as the case may be, or any successor provisions thereto; and provided, further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. Eligibility.

     Eligible Directors shall be granted Awards only pursuant to Section 6(h) of the Plan. All Employees shall be eligible to be designated a Participant for Awards under the Plan, other than Awards granted pursuant to Section 6(h) to Eligible Directors. However, no Employee under this Plan may receive in any calendar year Stock Options and/or Rights that, in the aggregate, are with respect to more than 500,000 Shares (tandem Awards shall be deemed to be one Award for this purpose).

SECTION 6. Awards.

     (a) Options. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the option including the following terms and conditions and such additional terms and conditions, as the Committee shall determine are not inconsistent with the provisions of the Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time each Option is granted; provided, however, that the purchase price per Share shall not be less than 100% of the Fair Market Value on the date of grant, except in the case of Options that are Substitute Awards.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. Pursuant to Section 7(b) of the Plan, the Committee may, at its discretion, accelerate the time at which Options may be exercised and otherwise modify the time or methods of exercise of the Options.

          (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options may be granted only to employees of the Company and its "subsidiaries" within the meaning of
     Section 424(f) of the Code.

     (b) Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. A Stock Appreciation Right may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. A Stock Appreciation Right granted in tandem with or in addition to another Award may be granted either at the same time as such other Award or at a later time.

          (i) Grant Price. The grant price of a Stock Appreciation Right shall be determined by the Committee; provided, however, that the grant price shall not be less than 100% of the Fair Market Value on the date of grant or on the date of original grant of any related Award, except in the case of Stock Appreciation Rights that are Substitute Awards.

          (ii) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

     (c) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

          (i) Dividends. Unless otherwise determined by the Committee, Restricted Stock Awards shall provide for the payment of dividends during the Restricted Period. Any Restricted Stock Award may require that any or all dividends or other distributions paid on the Restricted Stock during the Restricted Period be automatically sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee, all as determined by the Committee in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

          (iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant's employment (as determined under criteria established by the Committee, including, without limitation, in the Committee's discretion, goals described under Section 6(d)(i)) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company and not cause such Award, if it is intended to qualify as performance based compensation under Section 162(m) of the Code, to fail to so qualify under Section 162(m) of the Code, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(i)(iii).

     (d) Performance Awards. The Committee shall have authority to determine the Employees who shall receive a Performance Award, which shall (A) consist of a right, denominated or payable in cash, Shares, Deferred Shares, other securities or other property (including, without limitation, Restricted Stock, or any combination thereof), and (B) confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, such holder, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.

          (i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. Without limiting the generality of the foregoing, it is intended that the Committee may establish performance goals applicable to Performance Awards granted to Participants who, in the judgment of the Committee, may be Covered Employees in such a manner as shall permit payments with respect thereto to qualify as "performance-based compensation" as described in
     Section 162(m)(4)(C) of the Code. It is specifically provided that the material terms of such performance goals for Participants who, in the judgment of the Committee, may be Covered Employees, shall, until changed by the Committee with the approval of the stockholders, if such stockholder approval is required by the Code, be as follows: (x) the business criteria on which the performance goals shall be based shall be the attainment of such target levels of either net income, cash flows, reserve additions or revisions, economic value added from reserves, total capitalization, total shareholder return, assets, exploration successes, production volumes, finding and development costs, costs reductions and savings, reportable incidents in safety or environmental matters, return on sales, profit margin, earnings per share or strategic or personal objectives tied to the foregoing, operational studies, implementing policies and plans, negotiating transactions and sales, developing long-term business goals, managerial responsibilities and assessments as may be specified by the Committee; and (y) the maximum amount of compensation that may be paid to any one Participant with respect to any one year shall be $1.5 million under an annual performance bonus Award and $1.5 million under a long-term Award with a performance period longer than one fiscal year.

          (ii) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     (e) Stock Compensation and Bonus Shares.

          (i) Stock Compensation. The Committee shall have the authority, in its discretion, to pay in Shares all, or such portion as it shall determine, of amounts payable (x) under any Award of the Plan, other than Performance Awards payable in cash as a short term annual incentive or Cash Awards granted in tandem with Restricted Stock or (y) if requested by an Employee, under any compensation program of the Company. The number and type of Shares to be distributed in lieu of the cash compensation to which an Employee would otherwise be entitled, as well as the terms and conditions of any such bonus awards, shall be determined by the Committee.

          (ii) Bonus Shares. The Committee may also grant Bonus Shares to eligible Employees. Each Bonus Share shall constitute a transfer of Common Shares to the Participant, without other payment therefor, as additional compensation for the Participant's services to the Company.

     (f) Deferred Shares. The Committee may also grant Awards of Deferred Shares to eligible Employees upon such terms and conditions as the Committee may determine.

          (i) Terms and Conditions. Each Deferred Share award shall constitute an agreement by the Company to issue or transfer a specified number of Shares to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives or, as described in Section 6(d)(i), performance goals, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares.

          (ii) Dividends. Any Deferred Share award may provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (without interest) or that equivalent additional Deferred Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

     (g) Other Stock-Based and Cash Awards.

          (i) Other Stock Based Awards. The Committee is hereby authorized to grant to eligible Employees an "Other Stock-Based Award," which shall consist of a right (i) which is not an Award or right described in Section 6(a), (b), (c), (d), (e) or (f) above and (ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan; provided, that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

          (ii) Cash Awards. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Employee's services to the Company or its Affiliates. A Cash Award may be granted (simultaneously or subsequently) in tandem with another Award and may entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award or other terms determined by the Committee.

     (h) Awards to Eligible Directors.

          (i) Initial Granting of Options. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), each Eligible Director who is elected or appointed to the Board for the first time on or after the effective date of this Plan amendment shall receive, as of the date of his or her election or appointment and without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 5,000 shares of Stock (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding). Any nominee Eligible Director may make an irrevocable election in advance of election not to receive an option pursuant to this
     Section 6(h)(i).

          (ii) Annual Granting of Options. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), as of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Section 11 hereof (commencing with the 1998 annual meeting of stockholders), each Eligible Director who is in office immediately after such meeting and who is not then entitled to receive an Option pursuant to the preceding provisions of this Section 6(h) shall receive, without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 3,000 shares of Stock (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding). Any Eligible Director may make an irrevocable election in advance not to receive an option pursuant to this Section 6(h)(ii).

          (iii) Other Terms and Conditions. The following provisions are applicable to Options granted pursuant to Sections 6(h)(i) and (ii):

             A. Options shall be exercisable on the day following the date of grant.

             B. The purchase price of a Share covered under an Option granted under this Section 6(h) shall be the Fair Market Value of a Share on the date of grant.

             C. The Option may be exercised in full at one time or in part from time to time by giving written notice, signed by the optionee exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in Shares of the Company already owned by said optionee, valued at Fair Market Value; provided, however, that (i) no Option shall be exercisable after ten
        (10) years from the date on which it was granted, and (ii) there shall be no such exercise at any one time for fewer than one hundred (100) Shares or for all of the remaining Shares then purchasable by the optionee exercising the Option, if fewer than one hundred (100) Shares.

             D. Each Option shall expire ten (10) years from the date of grant thereof, but shall be subject to earlier termination as follows. Options, to the extent exercisable as of the date an Eligible Director optionee ceases to serve as a director of the Company, must be exercised within six months of such date unless such event results from death, Disability or Retirement, in which case Options may be exercised by the optionee, the optionee's legal representative, heir or devisee, as the case may be, within two (2) years from the date of death or Disability and within three (3) years from the date of Retirement; provided, however, that no such event shall extend the normal expiration date of such Options.

             E. Upon exercise of the Option, subject to paragraph F below, delivery of a certificate for fully paid and nonassessable Shares shall be made either at the corporate office of the Company in Houston, Texas to the optionee exercising the Option at such time during ordinary business hours after fifteen (15) days but not more than thirty (30) days from the date of receipt of the notice by the Company as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the optionee exercising the Option.

             F. Until the earlier to occur of the following events (i) the Eligible Director no longer serves as a director of the Company for any reason, (ii) a Change in Control, (iii) the approval by the Company's stockholders of a merger or consolidation or (iv) a tender offer for the Common Stock of the Company ("Termination of Restriction"), except as provided below, the Shares received by the Eligible Director upon the exercise of an Option granted pursuant to Section 6(h)(i) and (ii) shall not be subject to disposition by the Eligible Director, by sale, transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeds (including bankruptcy), and any attempted disposition thereof, shall be null and void and of no effect; provided, however, that nothing in this Section 6(h)(iii)F shall prevent transfer by will, the applicable laws of descent and distribution or pursuant to a qualified domestic relations order or the disposition of Shares in an amount necessary to pay applicable taxes that become payable as a result of the exercise of the Option. The certificates evidencing the Shares may bear a legend restricting or incorporating the restrictions, and the Company may cause the certificates to be delivered upon issuance to the Secretary of the Company or such other depositary as may be designated by the Company as a depositary for safe-keeping until Termination of Restriction. Upon Termination of Restriction, the Company will cause a new certificate or certificates to be issued without legend in the name of such former director.

             G. Notwithstanding the foregoing, an Option or the Shares received by the Eligible Director upon the exercise of an Option may be transferred (in whole or in part) by the Eligible Director to (i) the spouse, children or grandchildren of the Eligible Director ("Immediate Director Family Members"), (ii) a trust or trust for the exclusive benefit of the Immediate Director Family

        Members and, if applicable, the Eligible Director, (iii) a partnership, limited liability company or other entity in which such Immediate Director Family Members and, if applicable, the Eligible Director are the only partners, members or stockholders, (iv) an organization described under Section 501(c)(3) of the Code and which is a private foundation within Section 509(a) of the Code or any trust the only beneficiary (other than an Immediate Family Member and if applicable, the Eligible Director) of which is an organization described under
        Section 501(c)(3) of the Code and which organization is a private foundation within Section 509(a) of the Code, or (v) to other persons or entities as approved by the Board. Following transfer, any such Option or Shares shall continue to be subject to the same terms and conditions as were applicable to the Option or Shares immediately prior to transfer.

          (iv) Notwithstanding anything in the Plan to the contrary, an Eligible Director shall be ineligible to receive a grant provided for in Section 6(h) if as of the date of such grant the director (i) is an employee of the Company or any Affiliate or (ii) has been an employee of the Company or any Affiliate for any part of the calendar year preceding the calendar year in which such a grant is to be made.

          (v) In the event that the number of Shares available for grants under the Plan is insufficient to make all grants provided for in this Section 6(h) hereby made on the applicable date, then all Eligible Directors who are entitled to a grant on such date shall share ratably in the number of Shares then available for grant under the Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available Shares and the grants under this Section 6(h) shall terminate.

          (vi) Except as expressly provided in this Section 6(h) grants made pursuant to this Section 6(h) shall be subject to the terms and conditions of the Plan; however, if there is a conflict between the terms and conditions of the Plan and this Section 6(h) then the terms and conditions of this Section 6(h) shall control. The Committee may not exercise any discretion with respect to this Section 6(h) which would be inconsistent with the intent expressed in Section 6(h)(vii).

          (vii) It is intended that the Plan meet the requirements of Rule 16b-3 and that any Eligible Director who is eligible to receive a grant or to whom a grant is made pursuant to this Section 6 will not for such reason cease to be a "non-employee director" within the meaning of Rule 16b-3 with respect to the Plan and other stock related plans of the Company.

          (viii) All Options under this Section 6(h) shall be evidenced by Award Agreements.

     (i) General.

          (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

          (iii) Limits on Transfer of Awards.

             (A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such

        Award pursuant to a qualified domestic relations order (a "QDRO") as determined by the Committee.

             (B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company) or pursuant to a QDRO and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

             (C) The Committee may, in its discretion, adopt rules or guidelines under which any Award (other than an Option intended to constitute an Incentive Stock Option so long as transferability of an Incentive Stock Option is prohibited by the Code) previously granted or to be granted to a Participant may be transferred (in whole or in part pursuant to such form as approved by the Company) by the Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Participant, (iii) a partnership, limited liability company or other entity in which such Immediate Family Members and, if applicable, the Participant are the only partners, members or stockholders, (iv) an organization described under Section 501(c)(3) of the Code and which is a private foundation within Section 509(a) of the Code or any trust the only beneficiary (other than an Immediate Family Member and, if applicable, the Participant) of which is an organization described under Section 501(c)(3) of the Code and which organization is a private foundation within Section 509(a) of the Code, or (v) to other persons or entities as approved by the Board or the Committee in its discretion. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable to the Award immediately prior to transfer; provided, however, that no transferred Award shall be exercisable or payable, as the case may be, unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Award.

          (iv) Term of Awards. The term of each Award (other than pursuant to Section 6(h)) shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Incentive Stock Option Award exceed a period of ten years from the date of its grant.

          (v) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (vi) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

          (vii) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement, including satisfying all tax withholding obligations of the Company, is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided, that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

SECTION 7. Amendment and Termination.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:

          (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan;

          (ii) permit Incentive Stock Options to be granted with per Share grant, exercise or purchase prices of less than the Fair Market Value of a Share on the date of grant thereof; or

          (iii) result in this Plan no longer satisfying the requirements of Rule 16b-3.

     (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (other than Awards granted pursuant to Section 6(h)), provided no change in any Award, other than pursuant to Section 7(c), shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

SECTION 8. Change in Control.

     (a) In addition to the Committee's authority set forth in Section 7(c) of the Plan, in order to maintain the Participants' rights in the event of any Change in Control, as hereinafter defined, the Committee, as constituted before such Change in Control, is hereby authorized and directed to provide for the acceleration of any time periods relating to the exercise or realization of all Awards so that such Award may be exercised or realized in full, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award, either automatically or upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) if equitable and in the best interests of the Company and its stockholders, cause (x) any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control or (y) the exercise period for any such Award then outstanding to terminate on a fixed date following such Change in Control provided the Participant receives written notice of such event and the fixed date at least twenty days prior to the effective date of such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its stockholders.

     (b) A "Change in Control" shall be deemed to occur (i) if any person or persons or entity or entities (other than Petroleum Associates, L.P., KKR Partners II, L.P. and any entity controlling, controlled by or under common control with any such entities, separately or in the aggregate ("KKR")) acquires 75% or more of the assets of the Company or a successor of the Company or such successor's parent corporation (based upon the then current fair market value thereof) or 50% or more of the Company's then outstanding voting stock or a successor's or such successor's parent corporation's then outstanding voting securities, and, if there shall be more than one class of voting securities thereof, then of the combined voting power held by all classes of voting securities of the Company, a successor corporation or its parent corporation (whether such acquisition of stock or assets occurs pursuant to a single transaction or several related transactions or series of transactions), (ii) upon the approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a successor of the Company or such successor's parent corporation, or (iii) upon the approval by the Company's stockholders of a merger or consolidation and such transaction was determined to be a Change in Control, which transaction and determination was approved by a majority of the Company's Board of Directors in actions taken prior to, and with respect to such transaction.

SECTION 9. General Provisions.

     (a) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor Section thereto, or who are otherwise not subject to such Section.

     (c) Withholding. The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award (including automatic withholding), other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Any Participant who is subject to Rule 16b-3 may direct the Company to withhold Shares from an Award or tender Shares to satisfy his tax withholding liability.

     (d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements (subject to shareholder approval of such other arrangement, if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (f) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

     (g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (h) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

     (i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (k) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Effective Date of the Plan.

     This Plan amendment and restatement shall be effective as of February 4, 1998, provided it is subsequently approved by the stockholders of the Company within 12 months thereafter.

SECTION 11. Term of the Plan.

     No Award shall be granted under the Plan after November 27, 2004. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.